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                                                                   EXHIBIT 10.12

                      SUPPLY AND DISTRIBUTORSHIP AGREEMENT

        SUPPLY AND DISTRIBUTORSHIP AGREEMENT, dated as of December ___, 1999 (the "Agreement"), between STAIRMASTER SPORTS/MEDICAL PRODUCTS, INC., a Delaware corporation ("Manufacturer"), and QUINTON INSTRUMENT COMPANY, a Washington corporation ("New Quinton", and, together with Manufacturer, the "Parties", each individually a "Party").

                              W I T N E S S E T H:

        WHEREAS, Manufacturer produces certain treadmills and treadmill components;

        WHEREAS, New Quinton desires Manufacturer to manufacture the ST Components and the CR/SR Treadmills;

        WHEREAS, New Quinton will use the ST Components as component parts of the Medical Treadmills and will sell the Finished Goods to end users;

        WHEREAS, customers of New Quinton from time to time desire to purchase Products, and New Quinton desires to distribute Products to such customers; and

        WHEREAS, Manufacturer desires to sell to New Quinton, and New Quinton desires to buy from Manufacturer, the Manufactured Goods, and Manufacturer has offered to appoint New Quinton as non-exclusive distributor of Products in the Territory, and New Quinton has agreed to accept such appointment, all subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I

                      MANUFACTURED GOOD AND PRODUCT SUPPLY

        1.1. Purchase and Sale of Manufactured Goods and Distributorship of Products. (a) Purchase and Sale of Manufactured Goods. Subject to the terms and conditions hereof, Manufacturer shall sell to New Quinton and New Quinton shall exclusively pur-





[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.
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chase from Manufacturer during the term of this Agreement all of New Quinton's requirements of (i) ST Components, solely for use as a component part of the Medical Treadmills, and (ii) CR/SR Treadmills. The Parties hereby acknowledge and agree that (x) New Quinton shall sell the CR/SR Treadmills only in the Territory, (y) without the prior consent of New Quinton, which consent shall not be unreasonably withheld, Manufacturer shall not sell any Manufactured Goods to competitors of New Quinton that primarily manufacture, market or sell cardiac or cardiopulmonary monitoring equipment, except pursuant to OEM Agreements with Schiller AG, Nihon Khoden, Esaote and Welch Allyn, and (z) Manufacturer shall not sell any Manufactured Goods or Finished Goods in the Territory.

        (b) Non-Exclusive Distributorship. Manufacturer hereby appoints New Quinton as its non-exclusive distributor of the Products, together with upgrades and additions thereto, in the Territory for the term of this Agreement, and New Quinton hereby accepts such appointment.

        1.2. Detailed Forecasts, etc. (a) Detailed Forecasts. On the first business day of each month beginning with the first business day of January 2000, New Quinton shall deliver to Manufacturer a three-month forecast of its anticipated requirements of Manufactured Goods and Products for the next three months beginning with the second month following the month in which such forecast is due (a "Detailed Forecast"). Each Detailed Forecast shall include frequency of shipments and relevant minimum lots.

        (b) Orders for Each Month to be at Least Seventy Percent (70%) and Not More Than One Hundred Thirty Percent (130%) of the Most Recent Detailed Forecast. If New Quinton's Purchase Order (which Purchase Order shall be for Manufactured Goods and Products for a one-month period as provided in Section 1.3(b)) for a rolling average three-month period (each, an "Order Period") specifies less than seventy percent (70%) of the minimum requirements of Manufactured Goods specified in the most recent Detailed Forecast for each such Order Period, New Quinton shall purchase the difference between (i) 70% of the requirements of Manufactured Goods specified in such Detailed Forecasts and (ii) the requirements of Manufactured Goods specified in such Purchase Orders for such Order Period, and such difference shall be deemed automatically added to New Quinton's Purchase Order for the next following month. If New Quinton's Purchase Order for a month specifies more than one hundred thirty percent (130%) of the Manufactured Goods or of the Products specified in the most recent Detailed Forecast for that month, Manufacturer shall not be obligated to sell to New Quinton during that month the excess over one hundred thirty percent (130%) of the Manufactured Goods or Products specified in such Detailed Forecast.

        1.3. Purchase Orders, Delivery and Shipments. (a) Initial Purchase Order. As soon as practicable after the date hereof, New Quinton shall deliver to Manufacturer a




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REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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Purchase Order for Manufactured Goods and Products to be delivered in the months of January and February 2000.

        (b) Subsequent Purchase Orders. On the first business day of each month beginning with the first business day of March 2000, New Quinton shall deliver to Manufacturer a Purchase Order for Manufactured Goods and Products to be delivered in the next succeeding month.

        (c) Fulfillment of Orders. Manufacturer shall fill Purchase Orders in accordance with the provisions of this Agreement. The Manufactured Goods and the Products shall be packed by Manufacturer and shall be F.O.B. at Manufacturer's plant. Manufacturer shall (upon instruction from New Quinton) arrange for, and New Quinton shall pay for, shipping. New Quinton shall arrange for and pay for insurance. Title and risk of loss shall pass to New Quinton upon delivery to shipper at Manufacturer's plant. Manufacturer shall use reasonable efforts to ship all Manufactured Goods and Products within four (4) weeks of its acceptance of New Quinton's Purchase Order, provided that both Parties understand and agree that (i) no delivery date can be guaranteed and (ii) Manufacturer shall not be liable for damages resulting from late shipments, provided, however, that if Manufacturer fails for three consecutive Order Months to have ready for shipping within four (4) weeks of its acceptance of New Quinton's Purchase Order at least ninety percent (90%), for a rolling average three-month period, of the Manufactured Goods ordered by New Quinton, (x) Manufacturer shall credit to the account of New Quinton the sum of $150 for each Manufactured Good not ready for such shipping during such rolling average three-month period and (y) New Quinton shall have the right to purchase equivalents of, or substitutes for, the ST Components and the CR/SR Treadmills from other sellers (provided that the license granted pursuant to the Technology License Agreement shall not thereby come into effect.

        (d) Storage of Inventory. Upon the request and at the sole expense of New Quinton, Manufacturer shall store on its premises as inventory of New Quinton, Manufactured Goods and Products purchased by New Quinton, provided that upon delivery of such goods to storage, title and risk of loss shall pass to New Quinton.

        1.4. Price and Payment. (a) Prices. (i) Manufactured Goods. The price to New Quinton of each Manufactured Good shall be (i) the Designated Percentage of the Cost of Manufacture of such Manufactured Good, plus (ii) the Cost of Manufacture of such Manufactured Good.

        (ii)  Products.  The price to New Quinton of each Product shall be [*].

        (b) Periodic Changes in Price. If the Cost of Manufacture of a Manufactured Good or Product after January 1, 2001 increases or decreases by more than ten percent




[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.


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(10%) from the Cost of Manufacture of such Manufactured Good or Product for the previous month (and "Excess Expense"), then, upon 60 days notice thereof by Manufacturer to New Quinton, the Cost of Manufacture of such Manufactured Good or Product shall be deemed increased or decreased, as applicable, by such Excess Expense. New Quinton agrees that all Purchase Orders received by Manufacturer later than 60 days after the date of such notice shall be for the purchase of Manufactured Goods and Products at a price (calculated pursuant to Section 1.4(a)) that reflects such adjusted Cost of Manufacture. Manufacturer shall promptly furnish New Quinton with or permit reasonable access to reasonable supporting documentation and records evidencing such Excess Expense. Within 30 days after receipt of such supporting documents, New Quinton may (but without deferring New Quinton's obligation to pay such Excess Expense) object to such Excess Expense and the parties agree to act in good faith to resolve any disputes regarding such Excess Expenses.

        (c) Payment. Payment of the purchase price for each Manufactured Good and Product purchased by New Quinton hereunder shall be due and payable [*] days after delivery of such Manufactured Good or Product in accordance with New Quinton's Purchase Order. In addition, at the end of any Agreement Year, Manufacturer shall notify New Quinton of any Additional Charges, and New Quinton shall pay Manufacturer within [*] days after such notice any such Additional Charges.

        1.5. Governmental and Regulatory Requirements. Manufacturer warrants that, during the Term of this Agreement, all Manufactured Goods and Products will meet all federal governmental and regulatory requirements in the United States with which Manufacturer is legally required to comply. The Parties hereby acknowledge and agree that, except as otherwise provided herein, New Quinton shall be responsible for complying with any governmental and regulatory requirements relating exclusively to the Finished Goods imposed by any jurisdiction of the United States or by any jurisdiction located outside of the United States. New Quinton shall also be responsible for complying with all governmental and regulatory requirements relating to Finished Goods and Products sold prior to the date of this Agreement.

                                   ARTICLE II

                              INTELLECTUAL PROPERTY

        2.1. License. Manufacturer hereby grants to New Quinton, during the term of this Agreement and subject to the terms hereof, the right to (a) incorporate the ST Components solely in the Medical Treadmills and (b) sell the Finished Goods and the Products in the Territory. New Quinton may not incorporate the ST Components in any product other than the Medical Treadmills or modify, sell, offer for sale or otherwise use the Manufactured Goods or Products, except as expressly provided herein.



[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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        2.2. Intellectual Property Rights. All intellectual property rights relating to the Manufactured Goods and the Products, including all trademarks, copyrights, patents, mask works, trade secrets and other intellectual property rights, purchased by Manufacturer pursuant to the Asset Purchase Agreement are and shall remain the property of Manufacturer. New Quinton shall not reverse engineer any Product or misappropriate any proprietary or confidential information embodied therein.

        2.3. Trademarks. Without limiting the foregoing, New Quinton agrees not to use any of Manufacturer's trademarks or trade names or any names or marks confusingly similar thereto (the "Trademarks"). All trademarks and trade names of Manufacturer shall remain the exclusive property of Manufacturer, and New Quinton shall not acquire any rights thereunder or thereto. Without limiting the foregoing, New Quinton shall not use the Trademarks on any Finished Goods or in any advertising, marketing or promotional materials, packaging or documentation relating to the Finished Goods, the Products or the ST Components, except upon Manufacturer's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent Manufacturer delivers to New Quinton Products or Manufactured Goods or packaging material in connection with this Agreement which contain Trademarks, Manufacturer hereby grants to New Quinton a royalty-free right to use such Trademarks solely as contained in such Products or Manufactured Goods or packaging material and only as hereby authorized by Manufacturer to the extent necessary for New Quinton to sell or use such items without infringing such marks, whether before or, pursuant to
Section 7.3(a), after termination of this Agreement.

        2.4. Documentation. Manufacturer may from time to time provide New Quinton with certain brochures, pamphlets or other documentation relating to the Manufactured Goods or Products (the "Documentation"). Manufacturer shall not independently distribute manuals, brochures, and other labeling which contain medical device claims for use with the Finished Goods or Products. As between New Quinton and Manufacturer, Manufacturer owns all right, title and interest in and to the copyrights and other intellectual property rights to such Documentation. New Quinton may not reproduce, distribute, modify or display the Documentation, except as authorized by Manufacturer. New Quinton shall have the right to use such Documentation solely in the manner directed by Manufacturer.

        2.5. License for "Medtrack" Mark. New Quinton grants to Manufacturer a nonexclusive, royalty-free license to use the mark "Medtrack" on Finished Goods supplied to New Quinton or its designees in connection with this Agreement.






[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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                                   ARTICLE III

                                    COVENANTS

        3.1. Certain Covenants of New Quinton. During the Term of this Agreement, New Quinton agrees:

            (a) to ensure that any sub-agent or sub-distributor appointed by New Quinton pursuant to the terms of this Agreement has trained sales personnel capable of representing the Finished Goods and the Products in a fair and accurate manner:

            (b) to make no use of the Products or Manufactured Goods that would reasonably be expected to harm the reputation of the Products, the Manufactured Goods or Manufacturer; and

            (c) to cease sales of Finished Goods and Products to any purchaser of Finished Goods or Products that New Quinton reasonably believes has altered any Finished Good in a manner that converts such Finished Good into a treadmill to be used for purposes the same as those of the Products, unless New Quinton assures Manufacturer to its reasonable satisfaction that the situation has been properly addressed and such purchaser will not continue to so alter Finished Goods.

        3.2. Certain Covenants of Manufacturer. During the Term of this Agreement, Manufacturer agrees:

            (a) to provide and maintain manufacturing facilities and personnel for the timely and quality production of the Manufactured Goods;

            (b) to ensure that the quality standards and specifications for the Manufactured Goods set forth on Schedule 1 (as may be amended by New Quinton from time to time with reasonable notice and details to Manufacturer) are met in production;

            (c) to make available to New Quinton, to the extent that Manufacturer so makes available to other distributors of the Products, instructional manuals and qualified sales personnel able to assist New Quinton in providing instructions and general information with respect to the Products and the repair and maintenance thereof; and

            (d) to cease sales of Products to any purchaser of Products that Manufacturer reasonably believes has altered any Product in a manner that


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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        converts such Product into a treadmill to be used for purposes the same as those of the Medical Treadmills.

            (e) Manufacturer will not change the design of the Manufactured Goods without the consent of New Quinton, which consent shall not be unreasonably withheld.

                                   ARTICLE IV

                           REPORTING AND CONSULTATION

        4.1. Reporting. (a) Manufacturer. Manufacturer agrees to furnish to New Quinton promptly:

            (i) Any information concerning the Manufactured Goods and Products generally furnished by Manufacturer to customers or other distributors of the Products;

            (ii) Notification of any claim asserted or threatened by any third party that the Manufactured Goods or Products infringe or misappropriate any intellectual property right of a third party; and

            (iii) Notification with regard to changes in design of the Manufactured Goods.

        (b) New Quinton. New Quinton agrees to furnish to Manufacturer promptly:

            (i) Quarterly reports showing post-sale servicing of the Finished Goods performed by New Quinton;

            (ii) Periodic reports showing all recorded complaints or suggestions received from customers regarding the performance or quality of the Manufactured Goods or the service provided by New Quinton;

            (iii) (a) Notification of any claim asserted or threatened by any third party that the Manufactured Goods or Products infringe or misappropriate any intellectual property right and (b) any information relating to a third party's infringement or misappropriation of any intellectual property rights relating to the Products or Manufactured Goods; and

            (iv) Notification of any demands, claims, actions, suits or proceedings brought in connection with the Manufactured Goods or the Products.



[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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           (v) Full reports of any event that may be required to be submitted to the FDA under the Medical Device Reporting regulations, and full reports of any event that may constitute a complaint within the meaning of the FDA's Quality System Regulations or comparable foreign regulations.

        (c) Consultation. Each Party agrees: (i) to be available on reasonable notice and reasonable terms for consultations concerning the progress of New Quinton's efforts with respect to the sale of the Products and the Finished Goods and Manufacturer's quality control and production schedule, and (ii) to provide to the other on reasonable notice and reasonable terms access to all necessary facilities for inspections reasonably necessary to verify compliance with any of the terms of this Agreement. The Parties agree to consult on the pricing of the Manufactured Goods annually, or at such other time as subsequently agreed, following review of the Cost of Manufacture and other relevant factors.

                                    ARTICLE V

                    MANUFACTURER'S WARRANTY: INDEMNIFICATION

        5.1. Manufacturer's Warranty. Manufacturer warrants to be free of defects in material and workmanship each of the (i) Products for two (2) years and (ii) Manufactured Goods for thirteen (13) months (the "Warranty"). Manufacturer shall be responsible for reasonable shipping costs of the defective Manufactured Goods, Products or parts thereof and their return or replacement during such warranty period. If upon an actual approved warranty claim of a customer, Manufacturer or New Quinton deviates from the warranty limitations in favor of the customer, this act in no way shall materially change or set precedent for future claims.

        5.2. After-Sales Service. (a) Manufactured Goods. New Quinton shall establish in the Territory an after-sales service network for the Manufactured Goods adequate to support customer needs for both warranty and post-warranty service for the Manufactured Goods. Manufacturer shall reasonably assist New Quinton in qualifying personnel for certification in the repair of each type of Manufactured Good. Manufacturer shall provide New Quinton, at the Cost of Manufacture, with a stock of a sufficient number of spare parts to meet anticipated warranty repair needs for the Manufactured Goods. Any non-warranty part for Manufactured Goods shall be sold at (i) the Designated Percentage of the Cost of Manufacture of such part, plus (ii) the Cost of Manufacture of such part. Manufacturer agrees to reimburse New Quinton at the rate of [*] (subject to increase in accordance with any increase in Manufacturer's regular labor rate) for any labor reasonably performed by New Quinton on any Manufactured Good under warranty.




[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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        (b) Products. Manufacturer shall be responsible for both warranty and post-warranty service for the Products.

        5.3. Manufacturer's Obligations for Failure of Manufactured Goods or Products to Conform to Manufacturer's Warranty. Manufacturer's obligations to New Quinton shall be limited to repair or replacement of such defective Manufactured Good or Product as provided in Section 5.1. Manufacturer shall not be obligated to repair or replace Manufactured Goods or Products to the extent damaged after delivery by Manufacturer pursuant to Section 1.3(c): (i) by improper storage by New Quinton or third parties, including, but not limited to, shippers and end-users of the Manufactured Goods or Products; (ii) by misuse, including damage due to: (A) modifications by New Quinton not authorized in advance in writing by Manufacturer or modifications by any third party to the original conditions of the Manufactured Goods or Products obtained through any type of intervention, and (B) failure and/or misrepresentation by New Quinton and/or third parties in furnishing instructions on installation and use of the Manufactured Goods or Products to the end user, except to the extent the result of acts or omissions of Manufacturer, but only to the extent that New Quinton's or such third party's acts or omissions did not exacerbate or fail to mitigate such damage; or (iii) damaged in shipment after delivery. On or before the last day of each month, New Quinton shall deliver to Manufacturer a list of complaints received during the previous month concerning Manufactured Goods and Products for which New Quinton seeks repair or replacement, it being understood and acknowledged that such delivery shall not relieve New Quinton of its regulatory obligations relating to the handling of complaints. Any Manufactured Good or Product or part thereof on such list shall, at Manufacturer's sole option, be returned, at New Quinton's cost, to Manufacturer for inspection and testing. If such Manufactured Good or Product or part thereof is found to fail to conform to the Warranty, Manufacturer shall refund the cost of returning the Manufactured Good or Product or part thereof to Manufacturer, as well as the cost of delivering repaired or replacement Manufactured Goods or Products to New Quinton and shall, pursuant to Section 5.1, pay the cost of any such Manufactured Good or Product or part thereof. If such Manufactured Good or Product or part thereof is found to conform to the Warranty, then Manufacturer will return such item to New Quinton or to New Quinton's designee at New Quinton's expense.

        5.4. Third Party Manufactured Good and Product Liability Claims. Subject to Section 5.3, Manufacturer shall indemnify, defend and hold harmless New Quinton from and against any demands, claims, actions, suits and proceedings, together with costs and expenses relating thereto, asserted or brought by a third party for (i) injury to person or property (except to the extent caused by New Quinton) (collectively, "Claims") to the extent that such Claims arise out of or result from (A) any product liability claim with respect to the Manufactured Goods or the Products relating to occurrences of injuries occurring or arising after the date hereof or (B) the failure of Manufacturer to meet all of the specifications set forth in Schedule 1, but only to the extent that New Quinton (1)


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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could not reasonably be expected to have discovered such failure prior to the time of such demand, claim, action, suit or proceeding or (2) provided Manufacturer with reasonable written notice of such failure; or (ii) infringement or misappropriation of intellectual property of such third party, provided that Manufacturer shall be responsible only for claims of infringement or misappropriation with respect to changes made by Manufacturer to the Products or Manufactured Goods after the date hereof, and provided, however, that New Quinton shall be solely responsible for claims of infringement or misappropriation to the extent related to changes made by Manufacturer to the Products or Manufactured Goods in accordance with and at the request of New Quinton. Manufacturer shall obtain, and maintain during the terms of this Agreement, insurance against liabilities arising out of Manufacturer's obligations under this paragraph in amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and shall name New Quinton as an additional insured on all such policies. Manufacturer shall provide New Quinton evidence of such insurance within ten (10) days after execution of this Agreement, including an endorsement or certificate issued in the name of New Quinton.

        5.5. New Quinton's Indemnity for Finished Goods Sold by New Quinton. New Quinton shall indemnify, defend and hold harmless Manufacturer from and against any and all Claims relating to Finished Goods except to the extent (a) caused by Manufacturer, (b) relating to the treadmill portion of the Finished Goods or (c) otherwise covered by Manufacturer's indemnity under Section 5.4; provided, that New Quinton shall be solely responsible for claims of infringement or misappropriation to the extent related to changes made by Manufacturer to the Products or Manufactured Goods in accordance with and at the request of New Quinton. New Quinton shall obtain, and maintain during the terms of this Agreement, insurance against liabilities arising out of New Quinton's obligations under this paragraph in amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and shall name Manufacturer as an additional insured on all such policies. New Quinton shall provide Manufacturer evidence of such insurance within ten (10) days after execution of this Agreement, including an endorsement or certificate issued in the name of Manufacturer.

        5.6. Indemnification Procedures. A Party claiming indemnification under this Agreement shall follow the procedures set forth in Section 10.5 of the Asset Purchase Agreement, dated as of the date hereof, among Manufacturer, Quinton Fitness, Inc. and New Quinton.

        5.7. Recall of Finished Goods. (a) If at any time New Quinton believes that Finished Goods or Products should be recalled and/or be the subject of a notification to a governmental authority because the Manufactured Goods or Products shall have failed to meet specifications or were otherwise noncompliant, New Quinton shall promptly notify Manufacturer thereof. If at any time Manufacturer believes that Finished Goods or


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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Products should be recalled and/or be the subject of a notification to a governmental authority because the Manufactured Goods or Products shall have failed to meet specifications or were otherwise noncompliant, Manufacturer shall promptly notify New Quinton thereof. New Quinton shall be responsible for conducting any recall that is initiated and for complying with any and all regulatory requirements applicable to any such recall. Manufacturer shall assist New Quinton by providing information reasonably needed by New Quinton to conduct such recall and to comply with regulatory requirements.

        (b) If the Manufactured Goods shall fail to meet the specifications set forth in Schedule 1 and the recall is more likely than not due to such failure, then Manufacturer shall pay the costs of such recall initially. New Quinton shall repay such costs to Manufacturer (i) if it is determined that the Manufactured Goods met such specifications and (ii) to the extent that New Quinton could reasonably be expected to have discovered such nonconformance to such specifications prior to the time the recall was initiated.

        (c) If the Manufactured Goods shall meet the specifications set forth in
Schedule 1, then New Quinton shall pay the costs of such recall initially. Manufacturer shall repay such costs to New Quinton (i) if it is later determined that the Manufactured Goods (A) failed to meet such specifications and (B) the recall is more likely than not due to such failure and (ii) to the extent that New Quinton could not reasonably be expected to have discovered such nonconformance to such specifications prior to the time the recall was initiated.

                                   ARTICLE VI

                                  FORCE MAJEURE

        6.1. Force Majeure. If Manufacturer or New Quinton fails to perform or delays in performing any term, condition or covenant contained herein, other than to make payments prescribed hereunder in respect of Manufactured Good or Product shipments for which title and risk of loss have passed from Manufacturer to New Quinton prior to an event of force majeure, the obligation to perform such term, condition or covenant shall be suspended for a maximum period of six
(6) months if such failure or delay in performance was caused by an act of God or the elements, or fire, unavailability of power or water, breakdown of machinery or facilities at a facility not owned by Manufacturer, inability to obtain raw materials, operating materials or plant equipment, interruption of transportation, war or the consequence thereof, insurrection, civil strife or mob violence, cessation or reduction of operation (including, without limitation, by reason of strikes and/or lock-outs or other work stoppage) at Manufacturer's plant, beyond the reasonable control of Manufacturer or New Quinton (any one or more of such causes, occurring singly or in combination, an event of "force majeure"), provided that during the


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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occurrence of any force majeure of Manufacturer, New Quinton shall have the right to purchase equivalents of, or substitutes for, the ST Components and the CR/SR Treadmills from other sellers (provided further that the License granted pursuant to the Technology License shall not thereby come into effect). Except as otherwise provided in this Article V, upon cessation of an event of force majeure in question, the Party affected by such event of force majeure shall perform all obligations the performance of which was suspended during such event of force majeure. Each Party agrees to use good faith efforts to prevent or remedy any force majeure that shall affect such Party.

                                   ARTICLE VII

                                TERM; TERMINATION

        7.1. Term. The term of this Agreement (the "Term of this Agreement") shall begin on the date hereof and end on December 31, 2004 (the "Scheduled Termination Date"). This Agreement shall be extended automatically for additional twelve (12) month periods thereafter (the "Extended Date"), unless this Agreement is terminated under the provisions of Section 7.2 below.

        7.2. Termination. (a) Agreement. This Agreement may be terminated on or before the Scheduled Termination Date or the Extended Date under the following conditions:

           (i) Either Party may terminate this Agreement if the other Party commits a material breach of its obligations or covenants hereunder and such breach is not cured, or not capable of cure, within forty-five (45) days following written notice of the breach;

           (ii) Either Party may terminate this Agreement immediately (a) if the other Party files or consents to the filing of a petition for bankruptcy, reorganization, insolvency or other relief under any law for the benefit of debtors or (b) if an involuntary petition is filed under any such law against the other Party and is not dismissed within one hundred twenty days of filing or (c) if the other Party is dissolved or liquidated under applicable law; and

           (iii) Either Party may terminate this Agreement without cause by giving written notice to the other Party one (1) year prior to the Scheduled Termination Date and thereafter four (4) months prior to any anniversary of the Scheduled Termination Date.

        (b) Production of Certain Manufactured Goods or Products. Manufacturer may cease manufacturing any Manufactured Good or Product at any time upon the issuance of


[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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an injunction in connection with a claim of infringement with respect to such
Manufactured Good or Product.

        7.3. Effect of Termination. Following the expiration or termination of this Agreement under Section 7.1 or 7.2, the Parties shall have the following rights and obligations:

        (a) Right to Sell. New Quinton shall have the right (i) to sell (consistent with past practice) or otherwise dispose of its Products inventory on hand on the date of termination, and (ii) for as long as necessary, to sell or otherwise dispose of its Finished Goods inventory on hand on the date of termination, if any, provided, in any case, that New Quinton shall not sell or dispose of such inventory in a manner that might damage Manufacturer's trade name or trademarks or their associated goodwill, and provided further that under no circumstances shall New Quinton sell any Product or Finished Good in the event Manufacturer ceases manufacture of such Product or the corresponding Manufactured Good pursuant to Section 7.2(b) and Manufacturer notifies New Quinton of such cessation in manufacturing pursuant to Section 7.2(b). Upon the expiration of four (4) months following the date of such termination, Manufacturer shall have the right to purchase any remaining Products inventory at cost by giving New Quinton notice thereof.

        (b) Return of Confidential Information. Each Party shall promptly return to the other all Confidential Information of the other that may be in the other Party's possession on the date of termination or expiration. In addition,
Section 8.1 shall survive termination of this Agreement.

        (c) Return of Promotional Materials. New Quinton shall return to Manufacturer all promotional, sales and other literature relating to the Products or Manufactured Goods in New Quinton's possession or under its control on the date of termination, except as may be reasonably necessary in connection with the disposition of inventory under clause (a) above.

        (d) Parts. During the term of this Agreement plus any extensions thereof, Manufacturer shall make spare parts for repair of the Manufactured Goods or Products available to New Quinton on the same terms and conditions as would be required under Section 5.2(a)(i) if this Agreement were still in effect, provided that the price of each such spare part shall be the Cost of Manufacture for such part plus [*]. For a period of five (5) years after the termination of this Agreement, Manufacturer shall make spare parts for repair of the Manufactured Goods or Products available to New Quinton, provided that the price of each such spare part shall be determined by Manufacturer on a reasonable basis. Notwithstanding the foregoing, Manufacturer's obligation to make spare parts for repair of any item which has been discontinued shall terminate on the fifth anniversary of such discontinuance.


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        (e) Accrued Liabilities. Each liability of either Party to the other accrued on or before the date of termination or expiration shall continue in full force and effect, unaffected by the termination.

        (f) No Effect on Claims. No claim for damages on the part of either Party by reason of any breach of this Agreement shall be affected by such expiration or termination.

        (g) Survival of Indemnification Provisions. The obligations provided in Sections 5.4, 5.5 and 5.6 shall survive the date of expiration or termination and be enforceable for a period of six (6) years following the date of termination or expiration.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

        8.1. Confidential Information. (a) All Confidential Information shall be held and protected by the recipient in strict confidence, shall be used by the recipient only as required to render performance under this Agreement, and shall not be disclosed to any personnel or other person except on a need to know basis, and the recipient shall use its best efforts to prevent any unauthorized use or disclosure thereof by the personnel and other persons to whom such Confidential Information is disclosed by the recipient in accordance with the foregoing.

        (b) Notwithstanding the foregoing, the terms of this Section 8.1 shall not apply to Confidential Information that (i) is publicly available or in the public domain at the time disclosed, (ii) is or becomes publicly available or enters the public domain through no fault of the recipient, (iii) is already in the recipient's possession free of any confidentiality obligations with respect thereto at the time of disclosure, (iv) is independently developed by the recipient, (v) is approved for release or disclosure by the disclosing Party without restriction, (vi) is disclosed as reasonably required in response to an order of a court or other governmental body, provided that the Party making such disclosure pursuant to such an order shall first have given notice to the other Party and made a reasonable effort to obtain a protective order, (vii) is otherwise required by law or regulation to be disclosed, or (viii) is disclosed, but only to the extent necessary, to establish a Party's rights under this Agreement.

        (c) The parties acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement would cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that the other Party shall have the right to apply to any court of competent jurisdiction for an order restraining any


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REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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breach or threatened breach of this Section 8.1 and for any other relief as such other Party deems appropriate. This right shall be in addition to any other remedy available in law or equity.

                                   ARTICLE IX

                                   DEFINITIONS

        "Additional Charge" shall mean, for all Manufactured Goods ordered in any Agreement Year, the difference between (x) the prices for such Manufactured Goods adjusted to reflect any increase in the Designated Percentage and (y) the prices for such Manufactured Goods unadjusted to reflect any increase in the Designated Percentage.

        "Agreement" is defined in the preamble.

        "Agreement Year" shall mean the period of time that elapses between the date hereof and December 31, 2000 and thereafter January 1 through December 31 of each year.

        "Asset Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of November 10, 1999, among Manufacturer, New Quinton and Quinton Fitness, Inc.

        "Claims" is defined in Section 5.4.

        "Confidential Information" shall consist of (i) any data or information, oral or written, that relates to either Party's past, present or future research, development or business activities, including any unannounced product(s) and service(s), (ii) any algorithms, designs, or specifications relating to the Products or Manufactured Goods, and (iii) information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts and projections. Confidential Information shall also include the terms and conditions of this Agreement and all charges, fees, credits and invoices hereunder.

        "Cost of Manufacture" shall mean all of Manufacturer's direct and indirect costs of manufacture and certain allocated costs in the categories set forth on Schedule 2, as adjusted by Manufacturer at the end of each calendar year for the following calendar year.

        "CR/SR Treadmills" shall mean each of the treadmill models SR 60 and CR 60, together with their respective successor models.

        "Designated Percentage" shall mean that percentage equal to (i) [*], in any Agreement Year in which New Quinton purchases at least [*] of Manufactured Goods, or (ii) [*] plus, for each [*] less than [*] purchased by New Quinton in any Agreement Year,


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[*], determined upon delivery of the Purchase Order for the twelfth month of such Agreement Year, provided that such numbers of units shall be prorated to account for any termination of this Agreement prior to the expiration of an Agreement Year.

        "Detailed Forecast" is defined in Section 1.2(a).

        "Distributorship" shall mean the non-exclusive distributorship granted by Manufacturer to New Quinton pursuant to Section 1.l(b).

        "Extended Date" is defined in Section 7.1.

        "FDA" shall mean the U.S. Food and Drug Administration.

        "Finished Good" shall mean any Medical Treadmill or CR/SR Treadmill.

        "force majeure" is defined in Article VI.

        "Manufactured Goods" shall mean the ST Components and the CR/SR Treadmills.

        "Manufacturer" is defined in the preamble.

        "Medical Treadmills" shall mean the ST 5S and ST 65 treadmills that are part of the stress test system, together with their respective successor models.

        "New Quinton" is defined in the preamble.

        "Order Month" is defined in Section 1.2(a).

        "Parties" and "Party" are defined in the preamble.

        "Products" shall mean the treadmill models ClubTrack, ClubTrack Plus, ClubTrack H.R. and ClubTrack H.R. Plus, and their respective successor models.

        "Purchase Order" shall mean a purchase order covering a one-month period issued by New Quinton to Manufacturer specifying (i) the types of Manufactured Goods or Products to be purchased, (ii) the quantity of each such Manufactured Good or Product, (iii) the respective delivery dates, and (iv) the shipping instructions.

        "QIC" shall mean QIC Holding Corp., a California corporation.





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REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

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        "Regulatory Approvals" shall mean the consent, approval, authorization, waiver, permit, clearance, concession, license or certificate of any governmental body or any entity exercising regulatory functions.

        "Scheduled Termination Date" is defined in Section 7.1.

        "ST Component" shall mean the treadmill portion of each of the Medical Treadmills.

        "Technology License Agreement" shall mean the Technology License Agreement, dated as of the date hereof, between Manufacturer and New Quinton.

        "Term of this Agreement" is defined in Section 7.1.

        "Territory" shall mean medical diagnostic testing and rehabilitation facilities where subjects are monitored with medical equipment by medical personnel. These facilities can be a hospital, medical research facility, doctor's office or rehabilitation center. Hospital wellness centers and community-based wellness centers are not considered part of the Territory except for segregated locations within such wellness centers where cardiac or cardio-pulmonary rehabilitation is monitored with medical equipment by medical personnel.

        "Warranty" is defined Section 5.1.

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1. Relationship of the Parties. The relationship between the Parties created by this Agreement shall not be construed as one of agency, partnership, joint venture or employer/employee. Each Party shall be and remain an independent contractor and neither shall have the authority to represent or bind the other.

        10.2. Assignment, Successors and Assigns. This Agreement shall be assignable by either party in connection with (i) a change of control, merger or sale of all or substantially all of such party's assets or businesses or (ii) the sale of all or substantially all of such party's treadmill or stress test business (provided that such sale may not be to a competitor of the other party hereto). Other than as set forth in the preceding sentence, this Agreement may not be assigned, transferred, licensed, pledged or otherwise disposed of by either party without the other party's prior written consent, and any attempt to assign this Agreement other than as provided herein shall be void. This Agreement shall




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

be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

        10.3. Notices. All notices or other communications required or contemplated by this Agreement shall be in English and in writing, and shall be sent by confirmed facsimile, courier or prepaid registered first class airmail to the address for each Party designated below or to such other address as such Party may designate in a notice that complies with this paragraph.

        If to Manufacturer:  StairMaster Sports/Medical Products, Inc.
                             12421 Willows Road N.E., Suite 100
                             Kirkland, Washington 98034 U.S.A.
                             Attention: President and Chief Executive Officer
                             Fax: (206) 823-9490

        If to New Quinton:   Quinton Instrument Company
                             3303 Monte Villa Parkway
                             Bothell, WA 98021-8906
                             Attention: President
                             Fax: (425) 402-2001

        with a copy to:      QIC Holding Corp.
                             550 15th Street
                             San Francisco, CA 94103
                             Attention: President
                             Fax: (415) 551-8686

Communications shall be deemed to have been given on the date of receipt.

        10.4. Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

        10.5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. The Parties intend that the provisions herein be enforced to the fullest extent permitted by applicable law. Accordingly, the Parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

        10.6. Waiver. No waiver of any term or condition of this Agreement shall be valid unless in writing and signed by the appropriate Party, and no such waiver shall extend to any term or condition or to any breach other than those specifically described in such waiver. No failure or delay by either Party to enforce strictly any of the provisions of this Agreement shall be construed as a waiver of such provision.


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        10.7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous oral or written agreements. No amendment, modification, change or alteration of this Agreement shall be effective unless made in writing and signed by a duly authorized officer representative of each of the Parties.

        10.8. No Liability for Certain Damages. Subject to Sections 5.4 and 5.5, under no circumstances shall either Party have liability (except to the extent foreseeable) for consequential, indirect, special or punitive damages arising out or in connection with: (i) this Agreement, (ii) such Party's activities in connection herewith, or (iii) the failure of Manufactured Goods, Products or parts thereof to operate properly.

        10.9. Headings. The headings in this Agreement are for purposes of convenience only and shall not limit or otherwise affect any of the terms or provisions hereof.

        10.10. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers on and as of the date hereof.

STAIRMASTER SPORTS/MEDICAL                 QUINTON INSTRUMENT COMPANY
    PRODUCTS, INC.


By:  /s/ Tom Bryant                        By:  /s/ Michael Blomeyer
   ----------------------------------         ----------------------------------
     H. Tom Bryant
     Chief Executive Officer
     Stairmaster











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                                   Schedule 1

                      Quality Standards and Specifications

For Finished Goods:

      1. StairMaster will maintain an internal Quality System that meets or exceeds all of the requirements set forth in the Quality Systems Regulation, 21 CFR 820 ("Medical Devices; Current Good Manufacturing Practice (CGMP)").

      2. StairMaster's Quality System will also comply with ISO 9000 standards.

      3. Workmanship and appearance standards will meet or exceed those specified in Quinton's Workmanship Standards Manual 018124 or other Quinton approved standards.

      4. Printed Circuit Boards will be manufactured in compliance with the latest revision of the ANSI/IPC-A-600 standards.

      5. Items shall be suitably packaged for acceptance by common carrier for surface transportation, handling and storage without detrimental effects to the items.

      6. StairMaster will assure that devices will comply with all appropriate regulations for the country of destination (etc. UI/CSA/CE).












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                                   Schedule 2

                            Manufactured Good Prices

Product                                                              Cost
-------                                                              ----
ST 55                raw materials costs:                                 [*]
00378-001            direct manufacturing costs:                          [*]
                     indirect manufacturing costs:                        [*]
                     manufacturing variances:                             [*]
                     FDA costs:                                           [*]
                     maintenance and engineering                          [*]
                     costs associated with Medical
                     Treadmills:
                     administration costs:                           [*]
                                                             Total:       [*]

ST 65                raw materials costs:                            [*]
00383-001            direct manufacturing costs:                     [*]
                     indirect manufacturing costs:                   [*]
                     manufacturing variances:                        [*]
                     FDA costs:                                      [*]
                     maintenance and engineering                     [*]
                     costs associated with Medical
                     Treadmills:
                     administration costs:                           [*]
                                                             Total:  [*]

SR 60                raw materials costs:                            [*]
00390-001            direct manufacturing costs:                     [*]
                     indirect manufacturing costs:                   [*]
                     manufacturing variances:                        [*]
                     FDA costs:                                      [*]





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                                       2
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
Product                                                              Cost
-------                                                              ----
                     maintenance and engineering                     [*]
                     costs associated with Medical
                     Treadmills:
                     administration costs:                           [*]
                                                             Total:  [*]

CR 60                raw materials costs:                            [*]
00380-001            direct manufacturing costs:                     [*]
                     indirect manufacturing costs:                   [*]
                     manufacturing variances:                        [*]
                     FDA costs:                                      [*]
                     maintenance and engineering                     [*]
                     costs associated with Medical
                     Treadmills:
                     administration costs:                           [*]
                                                             Total:  [*]









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REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

                                        3